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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14/Amendment No. 41 to the Registration Statement No. 333-51676/811-08828 on Form N-4 of our report dated March 26, 2007, relating to the financial statements of New England Variable Annuity Separate Account, and the use of our report dated April 16, 2007, relating to the consolidated financial statements of New England Life Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for defined benefit pension and other postretiement plans, and for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which the Company adopted on December 31, 2006, and January 1, 2004, respectively. In addition, the Company changed its method of accounting for mandatorily redeemable preferred stock as required by new accounting guidance which was adopted as of January 1, 2004).

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
July 11, 2007